Exhibit 4.68

October 26, 2006

Multicell Technologies, Inc.
701 George Washington Highway
Lincoln
RI 02865
USA

Dear Sirs

Worldwide Exclusive License Agreement dated December 31st 2005 made between Multicell Technologies, Inc. (“Multicell”) and Amarin Neuroscience Limited (“Amarin”) (the “Agreement”)

We refer to the Agreement, as amended by letter agreement dated June 27, 2006 (“First Amendment Letter”) and to recent discussions between Multicell and Amarin relating to the payment of the sum of $400,000 (the “Sum”) remaining payable by Multicell to Amarin pursuant to Section 3.2(a) of the Agreement, as amended by the First Amendment Letter.

As per your proposal and our further discussions, it is agreed that the milestone and payment terms for the Sum (as set out in the Agreement, as amended by the First Amendment Letter) shall be further revised to payment by instalment (“Instalment(s)”) as follows:

•	$100,000 due on November 3, 2006;

•	$300,000 due on December 15, 2006

Notwithstanding the above, the Sum or any outstanding Instalment, shall in any event be due and payable in full by December 15, 2006.

In the event that Multicell should raise finance in excess of $3,000,000 in a financing (other than bridging finance or equity line credit) prior to December 15, 2006, all outstanding amounts of the Sum shall be immediately payable.

In the event that Multicell defaults in paying any of the Sum and/or the Instalments and notwithstanding Section 9.2(a) of the Agreement, Amarin shall, at its option, thereafter be at liberty to terminate the Agreement on the giving of seven (7) days prior written notice to Multicell at any time.

For the avoidance of doubt Multicell shall have no cure period in respect of the non payment of the above Sum and/or the Instalments by the due date(s) set forth above.

Amarin Neuroscience Ltd	•	1 st Floor	•	Magdalen Centre North	•	The Oxford Science Park	•	Oxford	•	OX4 4GA	•	UK

Tel: +44 (0)1865 784210	•	Fax: +44 (0)1865 784213	•	Email: admin@amarin-neuro.com	•	Www.amarincorp.com

Registered In Scotland No. 179838
Registered Office: 4th Floor • Saltire Court • 20 Castle Terrace • Edinburgh • EHI 2EN • Scotland • UK

In the event that this letter agreement is not counter signed by Multicell and returned to Amarin on or before October 27,2006, then this letter agreement shall be null and void.

Save as set out above, the parties’ respective rights and obligations under the Agreement shall remain unaffected.

Yours faithfully

Amendment terms agreed

Amarin Neuroscience Ltd	•	1 st Floor	•	Magdalen Centre North	•	The Oxford Science Park	•	Oxford	•	OX4 4GA	•	UK

Tel: +44 (0)1865 784210	•	Fax: +44 (0)1865 784213	•	Email: admin@amarin-neuro.com	•	Www.amarincorp.com

Registered In Scotland No. 179838
Registered Office: 4th Floor • Saltire Court • 20 Castle Terrace • Edinburgh • EHI 2EN • Scotland • UK